UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2010
__________________________________________

Lakeland Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-15535	13-3115216
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

701 Koehler Avenue, Suite 7, Ronkonkoma, New York 11779-7410
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (631) 981-9700

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Christopher J. Ryan, CEO of Lakeland Industries, Inc., (“Lakeland”) announced that effective May 17, 2010, the commercial relationship between E.I. du Pont de Nemours and Company (“DuPont”) and Lakeland will change with regard to the sale of Tyvek® and Tychem®.

Historically, Lakeland pursuant to a Trademark License Agreement with DuPont utilized DuPont trademark logos to market DuPont Tyvek® and Tychem® fabrics made into garments by Lakeland. Lakeland bought all its Tyvek® and Tychem® fabrics from DuPont directly and processed these fabrics into protective garments. Pursuant to new contracts with DuPont, Lakeland will no longer buy fabrics from DuPont to make garments, but has agreed to buy instead finished garments directly from DuPont and market and sell DuPont garments as a wholesale distributor.

Nonetheless, in certain instances where Lakeland makes customized garments, not made by DuPont, DuPont will continue to sell Tyvek® and Tychem® fabrics to Lakeland. These new agreements are transition agreements until Lakeland sells the remainder of its Tyvek® and Tychem® raw material and finished goods inventories, estimated to be by this year end. Thereafter, DuPont and Lakeland intend to sign a multi-year agreement which would be similar to the above arrangement with potential modifications between the parties based upon experience during this interim period.

Item 9.01	Financial Statements and Exhibits.
(a) Financial Statements: Not applicable.
(b) Exhibits: Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAKELAND INDUSTRIES, INC.

Date: May 21, 2010

	By:	/s/ Christopher J. Ryan
Christopher J. Ryan
President & CEO